Exhibit 99.1

Palomar Holdings, Inc. Estimates Third Quarter Catastrophe Losses

LA JOLLA, Calif., October 5, 2020 (GLOBE NEWSWIRE) – Palomar Holdings, Inc. (NASDAQ:PLMR) (“Palomar” or “Company”) today announced estimated range of pretax catastrophe losses of $34 million to $38 million, net of reinsurance, in the third quarter of 2020. These estimates represent anticipated losses from Hurricanes Hanna, Isaias, Laura and Sally.

Palomar’s loss estimates are subject to change due to the complexity of the claims and preliminary nature of the information available to prepare the estimates. In addition, Palomar’s financial closing and review procedures for the fiscal quarter are not yet complete. Updated loss estimates related to recent catastrophes will be reflected in Palomar’s third quarter 2020 results.

About Palomar Holdings, Inc.
Palomar Holdings, Inc. is the ultimate parent and insurance holding company of its operating subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company. Palomar is an innovative insurer that focuses on the provision of specialty property insurance for residential and commercial clients. Palomar’s underwriting and analytical acumen allow it to concentrate on certain markets that it believes are underserved by other insurance companies, such as the markets for earthquake, wind and flood insurance. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

Forward-looking Statements

Except for the historical information, the matters discussed herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, and subsequent reports filed by the Company with the Securities and Exchange Commission (the “Commission”). For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by the registrant by filing reports with the Commission, through the issuance of press releases or by other methods of public disclosure.

Investor Relations

1-619-771-1743
investors@palomarspecialty.com

Source: Palomar Holdings, Inc.